State of Delaware
Secretary of State
Division of Corporations
Delivered 11:30 AM 09/29/2008
FILED 11:30 AM 09/29/2008
SRV 080998301 - 4606689 FILE

**ARTICLES OF INCORPORATION
OF A08 HOLDINGS, INC.**

FIRST. The name of the Corporation is A08 Holdings, Inc.

SECOND. The name and address of the corporation's registered office in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH.

(A) **Authorized Shares**. The total number of shares which the corporation shall have authority to issue 125 million (125,000,000) shares of capital stock, of which 100 million (100,000,000) shares shall be designated Common Stock, par value of $.01 per share and 25 million (25,000,000) shares shall be designated Preferred Stock, par value of $.01 per share.

(B) **Preferred Stock.** Shares of Preferred Stock may be issued from time to time in one or more classes or series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said classes or series to be distinctively designated (each such resolution and designation hereinafter being referred to as a "Preferred Stock Designation"). The voting powers, references and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such class or series may differ from those of any and all other classes or series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such class or series, including, but without limiting the generality of the foregoing, the following:

(1) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute such class or series, which number (except as otherwise provided by the Board of Directors in the resolution establishing such class or series) may be increased or decreased (but not below the number of shares of such class or series then outstanding), from time to time by like actions of the Board of Directors;

(2) The rights in respect of dividends, if any, of such class or series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the corporation and whether such dividends shall be cumulative or non-cumulative;

(3) The right, if any, of the holders of such class or series of Preferred Stock to convert the same into, or exchange the same for, shares of any class or classes or of any other

series of the same or any other class or classes of capital stock of the corporation and the terms and conditions of such conversion or exchange;

(4) Whether or not shares of such class or series of Preferred Stock shall be subject to redemption, and the redemption price or prices at the time or times at which, and the terms and conditions on which, shares of such class or series of Preferred Stock may be redeemed;

(5) The rights, if any, of the holders of such class or series to Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation or in the event of any merger or consolidation of or sale of assets by the corporation;

(6) The terms of any sinking fund or redemption or purchase account, if any, to be provided for shares of such class or series of Preferred Stock;

(7) The voting powers, if any, of the holders of any class or series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, including the right, voting as a class or series by itself or together with the holders of any other class or classes or series of the same or other class or classes of Preferred Stock or all classes or series of Preferred Stock, to elect one or more directors of the corporation (which, without limiting the generality of the foregoing, may include a specified number or portion of the then-existing number of authorized directorships of the corporation, or a specified number or portion of directorships in addition to the then-existing number of authorized directorships of the corporation) generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto; and

(8) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

FIFTH. The Board of Directors shall consist of not less than three (3) nor more than seven (7) directors, the precise number thereof to be fixed from time to time by vote of a majority of the Board of Directors; *provided, however*, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

The Board of Directors shall be divided into three classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Initially, Class I directors shall be elected for a one year term, Class II directors for a two year term, and Class III directors for a three year term. At the annual meeting of stockholders beginning in 2009, and at each annual meeting thereafter, successors to the class of directors whose term expires at that annual meeting of stockholders shall be elected for a three year term. If the number of directors has changed, any

increase or decrease shall be apportioned among the classes so as to maintain the n umber of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of stockholders for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation, if any, shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Articles of Incorporation or the Preferred Stock Designation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

SIXTH. Directors of the corporation may be removed, with or without cause, by stockholders by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

SEVENTH. All the powers of the Corporation, Insofar as the same may be lawfully vested by these Articles of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors in furtherance and not in limitation of the powers conferred by statute. In furtherance and not in limitation of such powers, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the bylaws of the corporation, subject to the right of the stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal the bylaws made by the Board of Directors.

EIGHTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

NINTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

TENTH. The corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed herein or by statute, and all rights and powers conferred herein are subject to this reserved power, *provided, however*, that subject to the powers and rights provided for herein or in any Preferred Stock Designation with respect to Preferred Stock issued by the corporation, if any, but notwithstanding anything else contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two thirds percent (66 ⅔%) of the voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with this Article TENTH or Articles FIFTH or SIXTH of these Articles of Incorporation.

ELEVENTH. The Board of Directors shall have the power to hold its meetings within or outside the State of Delaware at such place as from time to time may be designated by the Bylaws of the corporation or by resolution of the Board of Directors.

IN WITNESS WHEREOF, the corporation has caused these Articles of Incorporation to be signed by, Michael A. Littman, its incorporator, this 23rd day of September, 2008.

Michael A. Littman, Incorporator
7609 Ralston Road
Arvada, CO 80002